UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

November 17, 2016
Date of Report (Date of earliest event reported)

CIBER, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

6312 South Fiddler’s Green Circle, Suite 600E
Greenwood Village, Colorado, 80111
(Address of principal executive offices) (Zip code)

(303) 220-0100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 17, 2016, Ciber, Inc. (the “Company”) received a written notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) that it is not in compliance with the continued listing standard set forth in Section 802.01C of the NYSE Listed Company Manual, which requires that the average closing price of a listed company’s common stock be above $1.00 per share over a consecutive 30-day trading period. The Company intends to respond to the NYSE within 10 business days of receipt of the Notice, stating its intention to regain compliance with the minimum share price rule and cure this deficiency.

Under applicable NYSE rules, the Company has six months from its receipt of the Notice to cure the deficiency and regain compliance by, if it can do so, having (i) a closing price of at least $1.00 per share on the last trading day of any calendar month during the six-month cure period and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that same month. During the six-month period, the Company’s common stock will continue to be listed and traded on the NYSE, subject to compliance with the other applicable NYSE listing standards.

On November 23, 2016, the Company issued a press release announcing its receipt of the Notice. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated November 23, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciber, Inc.

Date: November 23, 2016	By:	/s/ Christian Mezger
Christian Mezger
Chief Financial Officer